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                                         As filed with the Securities and Exchange Commission on September 18, 2002.
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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Pre-Effective Amendment No. 2 to
 FORM S-3
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REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

PREMIER CONCEPTS, INC.
(Name of small business issuer in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	5699 (Primary Standard Industrial Classification Code Number)	84-1186026 IRS Employer Identification Number

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                                                        3801 William D. Tate, #100
                                                            Grapevine, Texas 76051
                                                                        (817) 421-0057
                               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                                  Terry Washburn, Chief Executive Officer
                                                       3801 William D. Tate, #100
                                                           Grapevine, Texas 76051
                                                                        (817) 421-0057
                                        (Name, address, including zip code, and telephone number of agent for service of process)
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Copies to:
Clifford L. Neuman, Esq.
Neuman & Drennen, LLC
1507 Pine Street
Boulder, Colorado 80302
(303) 449-2100

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate Offering price	Amount of Registration fee
Common Stock $.002 Par Value	2,525,979 shares(1)	$0.73(1)	$1,843,964.67 (1)	$169.64

(1)     Based upon the average bid and ask prices of the Common Stock on May 30, 2002 as quoted on the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PREMIER CONCEPTS, INC.
Item No. and Heading In Form S-3 Registration Statement		Location In Prospectus
1.	Forepart of the Registration Statement and outside front cover page of Prospectus	Forepart of Registration Statement and outside front cover page of Prospectus
2.	Inside front and outside back cover pages of Prospectus	Inside front and outside back cover pages of Prospectus
3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Prospectus Summary, Risk Factors
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Determination of Offering Price
6.	Dilution	Dilution
7.	Selling Securityholder	*
8.	Plan of Distribution	Plan of Distribution
9.	Description of Securities to be Registered	Description of Securities
10.	Interest of Named Experts and Counsel	Legal Matters
11.	Material Changes	*
12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference
13.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification

                _______________________________

                * Omitted from Prospectus because Item inapplicable or answer is in the negative.

NOTE REGARDING THIS REGISTRATION STATEMENT

        This Registration Statement is intended to cover the resale of up to 2,525,979 shares of common stock by certain persons whom we refer to as Selling Shareholders. Of these shares, 594,500 of common stock may be acquired by the Selling Shareholders pursuant to the exercise of warrants held by certain selling shareholders. The remaining shares of common stock were issued to the Selling Shareholders in various private transactions in reliance upon exemptions from the registration requirements of federal securities laws.

       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

PREMIER CONCEPTS, INC.

2,525,979 Shares of Common Stock

       This is an offering of shares of the common stock of Premier Concepts, Inc. which are being offered by persons who were issued shares of our common stock or who may acquire shares of our common stock pursuant to the exercise of warrants. These persons are referred to in this prospectus as the " Selling Shareholders."

       The Selling Shareholders may sell shares covered by this prospectus as prices related to prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of common stock by the Selling Shareholders. For information regarding fees and expenses we may pay in connection with the registration of the common stock covered by this prospectus, see the section entitled "Selling Shareholders."

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       The Nasdaq Small Cap Market lists our shares offered through this prospectus under the symbol "FAUX". On September 17, 2002, the last reported sale price of the common stock, as reported on the Nasdaq Small Cap Market was $0.95 per share.
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Investing in the shares and the warrants involves risks. You should not purchase the warrants or the shares unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 3 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

       The information in this prospectus is not complete. It might change. The shares and warrants may not be sold until the registration statement that we have filed with the SEC becomes effective. This prospectus is not an offer to sell the securities-and does not solicit offers to buy-in any state where the offer or sale is not permitted.

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                                      This prospectus is dated September ___. 2002.
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Prospectus Summary

This summary highlights important information about our business and about the offerings. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Please read the entire prospectus.

About our Company

       Please note that throughout this Prospectus the words "we," "our" or "us" refers to Premier Concepts, Inc.

       We are involved in the marketing and retail of high-end reproduction jewelry, also known as "faux jewelry" through our national chain of 28 retail stores that operate under the names "Impostors" and "Elegant Pretenders." Our jewelry emulates fine classic jewelry, and includes designs inspired by famous jewelers such as Tiffany, Cartier and Bulgari, and also includes replicas of jewelry owned by celebrities. We purchase our products from suppliers in both the United States and overseas.

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       Our executive offices are located at 3801 William D. Tate, #100, Grapevine, Texas 76051. Our telephone number is (817) 421-0057.
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About the Offering

       This is an offering of shares of our common stock by persons who were issued shares of our common stock or who may acquire shares of our common stock pursuant to the exercise of outstanding warrants.

       We refer to these persons as "Selling Shareholders" in this prospectus. We are registering the common stock offered by this Prospectus in order to fulfill obligations we have under agreements with the Selling Shareholders.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

We have a History of Operating Losses and May Never be Profitable

       We purchased the Impostors operation from a company that was in bankruptcy in 1994. In the last two years, we have suffered net losses: in fiscal year ended January 27, 2002, we lost $1,479,552 and for the fiscal year ended January 28, 2001 we lost $974,368. We cannot be sure that we will ever return to profitable operations in the future.

We have Long Term Lease Commitments for Most of our Retail Stores even if They Prove to be Unprofitable

       In most instances, we have to sign long term leases for the commercial space in which we run our retail stores. These leases have terms anywhere from three to fifteen years, and require an unconditional commitment of our capital. Even if the store produces losses, we still have the contractual commitment of these long term leases.

We will Require Additional Capital in Order to be Successful

       We cannot be sure that we will have enough capital to finance our business strategy. We will continue to require substantial additional funds for capital expenditures and related expenses. The timing and amount of this spending is difficult to predict accurately and will depend upon many factors. At this time, we have no commitments for any additional financing and we cannot be assured that any commitments can be obtained on terms acceptable to us, or at all. We may seek additional funds through public offerings or private placements of our equity securities. These public offerings or private placements may not require the prior approval of our shareholders. If we raise additional funds by issuing equity or debt securities, further dilution to our shareholders could occur. Also, we may grant registration rights to investors purchasing our securities. Debt financing, if we can obtain it, may involve pledging some or all of our assets.

       Since February 1, 2000, we have opened one additional retail store and closed four locations due to unprofitable operations and lease expirations. Due to our continued operating losses, we have focused our efforts toward improving the profitability of our established retail store base by closing stores where we have assessed their future profitability to be unlikely, or to renegotiate long-term leases where a store's losses are primarily due to unfavorable lease terms. Because of our limited cash balances and continued operating losses, significant amounts of additional capital will be required to expand the retail chain beyond the 28 retail stores currently operating, none of which can be assured.

Our Assets are Leveraged and Could be Lost if We Default on our Debt

       A substantial portion of our assets are encumbered by debt. While we are current in our payment of this debt, future losses from our operations may impair our ability to service the debt. If we default in our secured debt, a creditor could foreclose against our assets and effectively force a termination of our business. In addition, our leveraged position impairs our ability to obtain additional financing to fund working capital requirements, capital expenditures or other purposes, and therefore renders us more vulnerable to extended economic downturns, restricts our ability to make acquisitions or otherwise exploit business opportunities and limits our flexibility to respond to changing economic conditions.

Our Business is Highly Competitive

       We face significant competition from many companies throughout the country and worldwide which offer fashion and reproduction jewelry. Many of these competitors have significantly greater resources than ours and in many cases more retailing experience. Indirectly, we compete with retailers of fashion jewelry on the low end and fine jewelry on the upper end of the jewelry market. Within the faux jewelry industry, we compete against department stores, some of whom have significantly greater resources and retailing experience.

Some of our Jewelry may be Subject to Infringement Claims which Could Result in Future Liability

       A portion of our products represent jewelry designs or concepts that we have copied from or which have been inspired by fine jewelry developed or sold by famous designers. While most jewelry designs are not protected by copyright or trademark law, on occasion a particular design may be subject to a design copyright or trademark registration obtained by the original designer. Because we have so many products, it is difficult for us to research each jewelry design that we purchase for resale to determine whether or not there may exist a copyright or trademark registration preventing its unauthorized duplication. While we have developed certain methods of merchandising and purchasing to minimize the risk, we cannot assure investors that from time to time we will not inadvertently infringe upon the intellectual property rights of third parties. Under these circumstances, we may be subject to liability to the owner of the design, copyright or trademark to disgorge our profits earned from sales of the particular product or, alternatively, we may have liability for statutory damages under copyright laws. We may have to discontinue certain product lines that could result in lost sales.

We have no Proprietary Advantage to our Jewelry Designs

       Neither the design nor concept of any of our jewelry is subject to protection by the Company under applicable copyright, trademark or trade secret laws. As a result, we hold no proprietary advantage over others competing in our markets.

We have no Firm Contracts with our Suppliers

       We do not have any written contracts with any of our suppliers or manufacturers or commitments from any of our suppliers or manufacturers that assures us of a continuing source of supply. As a result, there is a risk that any of our suppliers or manufacturers may discontinue selling their products to us for any reason. Although we believe that we can establish alternative sources for most of our products, any delay in locating or establishing new relationships with other sources could result in product shortages and back orders for the product with resulting loss of revenues.

Our Business is Highly Seasonal which Results in Disruptive Fluctuations in our Working Capital

       Our business is highly seasonable with our mall locations generating nearly 20% of our business during the Christmas holiday season. Our 11 tourist locations are less sensitive to seasonal fluctuations; however, on a store-by-store basis, they do experience fluctuations based upon such factors as seasonal economic conditions, transportation costs and other factors affecting tourism in their particular locations. This seasonality results in higher demand for working capital at certain times of the year. Also, interim operating results are not necessarily indicative of our results of operations or financial conditions on an annual basis. We cannot accurately predict the potential adverse effect of seasonality on our business.

Our Stores are Subject to Licensing and other Governmental Requirements that Could Interfere with their Continuing Operation

       Each of our retail locations must obtain certificates of authority to do business, permits and other licenses from state and local governmental authorities. Each governmental jurisdiction has its own requirements which can impose additional reporting requirements and costs. We have been able to obtain all necessary certificates, permits and licenses in the past; however, we cannot be sure that future changes in governmental regulation or the adoption of more stringent requirements may not have a material adverse impact upon our future operations.

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The Events of September 11, 2001 Have Adversely Affected our Business

       The events of September 11, 2001, when combined with the general slowdown of the U.S. economy, has resulted in a curtailment of consumer confidence in spending. As a result of this event, we anticipate our sales have and will likely continue to decline, since our products are generally considered luxury items. To address these concerns, we plan to take steps to reduce fixed expenses and overhead; however, we cannot assure you that these steps have been successful in avoiding an increase in our operating losses.
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The Public Trading Market for our Common Stock is Illiquid and Highly Sporadic

       While there currently exists on the Nasdaq Small Cap Market a limited and sporadic public trading market for our common stock, we cannot be sure that the market will improve in the future. As a result, the investors in our stock may not be able to liquidate their investment without considerable delay, if at all. If a more active market does develop, the price of our stock may be highly volatile. The markets for securities such as ours historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may also adversely affect the market price of our common stock.

If our Common Stock is Delisted from Trading on Nasdaq, our SharesWill Be Deemed "Penny Stocks" and the Public Market for our Common Stock Will Be Adversely Affected

       While our common stock is currently quoted on the Nasdaq SmallCap Market, there can be no assurance that we will remain eligible to be included on Nasdaq. Nasdaq requires its issuers to comply with applicable maintenance requirements for continued inclusion. Those maintenance requirements include:
*	stockholders' equity: $2.5 million
or
market capitalization: $35 million
or
net income from continuing operations: $500,000
*	public float (shares): $500,000
*	market value of public float: $1,000,000
*	minimum bid price: $1.00 per share
*	marketmakers: 2
*	shareholders: 300

       If we fail to maintain any of those maintenance requirements, we could be delisted and our common stock would be quoted on the OTC Electronic Bulletin Board and become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

       These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Future Sales of our Common Stock Could Adversely Affect the Market

       Future sales of our common stock into the market may depress the market price of our common stock. We have issued common stock and options and warrants to purchase our common stock. Sales of these shares of our common stock or the market's perception that these sales could occur may cause the market price of our common stock to fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

Future Issuances of our Common Stock Could Dilute Current Shareholders

       We have the authority to issue up to 850,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Future Sales of Preferred Stock Could also Adversely Affect the Market for our Common Stock

       We have the authority to issue up to 20,000,000 shares of preferred stock without shareholder approval. The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

ADDITIONAL INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

       We have filed with the Commission a Registration Statement on Form S-3 to register the shares of our common stock to be sold by the Selling Securityholders and issued pursuant to the conversion of the preferred stock and exercise of the warrants. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information with respect to us or our common stock, you may refer to the Registration Statement and to the exhibits and schedules filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits and schedules at the public reference room maintained by the Commission and on the Commission's website as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

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       The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement we filed with the Commission.
1.	Our Annual Report on Form 10-KSB/A-2 for the year ended January 27, 2002 as filed with the Commission on September 18, 2002;
2.	Our Registration Statement on Form S-8 filed with the Commission on April 19, 2002;
3.	Our Quarterly Report on Form 10-QSB/A-1 for the period ended April 28, 2002 as filed with the Commission on August 26, 2002; and
4.	Our Quarterly Report on Form 10-QSB for the period ended July 28, 2002 as filed with the Commission on September 16, 2002.

       You may request a copy of these filings at no charge by a written or oral request to Terry Washburn, President, Premier Concepts, Inc., 3801 William D. Tate, #100, Grapevine, Texas 76051, (817) 421-6100. In addition, you can obtain these filings electronically at the Commission's worldwide website at http://www.sec.gov/edgarhp/htm.

       You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.
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FORWARD-LOOKING STATEMENTS

       This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of our industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting our industry;
*	changes in our business strategies; and
*	the level of demand for our products.

       In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

USE OF PROCEEDS

       We will not receive any proceeds when the Selling Shareholders sell their shares of common stock. We will receive the proceeds from the exercise of the warrants should any of these warrants be exercised. We will use any such proceeds for general working capital purposes.

SELLING SHAREHOLDERS

       This prospectus relates to the resale to the public of 2,525,979 shares of common stock by the Selling Shareholders set forth below. The following table sets forth certain information with respect to persons for whom we are registering warrants and shares for resale to the public. We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. Beneficial ownership of the warrants and shares by such Selling Shareholders after this offering will depend on the number of warrants and shares sold by each Selling Shareholder. None of the Selling Shareholders have had any material relationship within the past three years with us, or any of our predecessors or affiliates, except as noted.
Name And Address Of	Shares Offered	Shares Beneficially Owned Before Offering After Offering(5)
Beneficial Owner	Number	Number (1)	Percent	Number	Percent
David M. Taffet and Sharron L. Taffet(1)	133,624	133,644	3.1	0	0
Todd M. Spehler	166,623	166,623	3.9	0	0
John M. Kelly	1,000	1,000	nil	0	0
Adam J. Subber	2,500	2,500	nil	0	0
Joseph Aufiero	2,615	2,615	nil	0	0
John M. Gerber and Melissa Weiler Gerber(2)	27,960	27,960	0.7	0	0
John Mateyko	1,046	1,046	nil	0	0
Roger Testa	2,615	2,615	nil	0	0
Therese Zangara	67,519	67,519	1.6	0	0
Sara E. Benzija	1,056	1,056	nil	0	0
Richard M. Abrams	2,615	2,615	nil	0	0
Dr. Kenneth A. Barton	5,228	5,228	nil	0	0
Aric and Debby Birchmier	5,228	5,228	nil	0	0
Jerry Castaldo	2,615	2,615	nil	0	0
David C. Fritts	2,615	2,615	nil	0	0
Andrew Gilbert	2,615	2,615	nil	0	0
Dr. Bennett Harrington	5,228	5,228	nil	0	0
Lawrence and Lois Kleinberg	10,460	10,460	0.2	0	0
Stanley Komparda	10,460	10,460	0.2	0	0
Anthony Mallilo	9,414	9,414	0.2	0	0
Lester Meis	7,845	7,845	0.1	0	0
Joseph W. Miller	10,460	10,460	0.2	0	0
William and Kristine Neale	2,615	2,615	nil	0	0
James G. Nussbaum	2,615	2,615	nil	0	0
Daniel J. Pedone	2,615	2,615	nil	0	0
Eugene P. Pelzar	2,615	2,615	nil	0	0
William Phelan	2,615	2,615	nil	0	0
Leon and Teri Sarfan	5,228	5,228	0.1	0	0
Richard J. Seidenstricker	10,460	10,460	0.2	0	0
John F. Senechal	10,460	10,460	0.2	0	0
Arthur O. Silver	5,228	5,228	0.1	0	0
Howard G. Stern	20,919	20,919	0.5	0	0
Stephen Stratis	5,228	5,228	0.1	0	0
Mark F. Suchy	10,460	10,460	0.2	0	0
Eric Svandra	10,460	10,460	0.2	0	0
Christopher Von Hoffman	7,845	7,845	0.1	0	0
Alan Weingarten	4,707	3,941	nil	0	0
Frank Monterisi	1,569	1,569	nil	0	0
Jeffrey Byrne	1,046	1,046	nil	0	0
Jack Grossman	1,569	1,569	nil	0	0
Mark Snyder	523	523	nil	0	0
Michael Allen	1,046	1,046	nil	0	0
John Somma	1,046	1,046	nil	0	0
Donald Musaffi	1,046	1,046	nil	0	0
Ronald Malillo	1,046	1,046	nil	0	0
Thomas Malillo	1,046	1,046	nil	0	0
Marie Malillo	1,046	1,046	nil	0	0
Jack Malillo	1,046	1,046	nil	0	0
Frank Zangara	7,500	7,500	nil	0	0
Sissel Eckenhausen(3)	92,500	99,300	2.3	6,800	nil
Klaus Jung	50,000	50,000	1.2	0	0
Clifford L. Neuman(4)	6,955	12,150	0.2	5,195	nil
MRI Associates	14,584	14,584	0.2	0	0
Mike Pruitt	25,000	25,000	0.6	0	0
GAIA Holdings, Ltd.	325,000	325,000	7.6	0	0
Sanibel Capital Corp.	115,000	115,000	2.7	0	0
Keystone Laboratories	50,000	50,000	1.2	0	0
MLI Solutions, Inc.	25,000	25,000	0.6	0	0
Avenel Ventures	250,000	250,000	5.8	0	0
Glenwood Marketing	359,000	359,000	8.4	0	0
Brandon Holdings	125,000	125,000	2.9	0	0
The Whitestone Group	125,000	125,000	2.9	0	0
Infusion Capital Management	125,000	125,000	2.9	0	0
Donald Gross	200,000	200,000	4.7	0	0
Joe Franzese	33,000	33,000	0.8	0	0
*

Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

*

Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options or warrants if those options or warrants are exercisable within 60 days of the date of this report. We calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

*

In calculating percentage ownership, all shares of Common Stock that the named stockholder has the right to acquire within 60 days upon exercise of any option or warrant are deemed to be outstanding for the purpose of calculating the percentage of Common Stock owned by such stockholder, but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other stockholder. Shares and percentages beneficially owned are based upon 3,695,158 shares outstanding.

*	Unless otherwise noted, the Selling Shareholder's address is 3801 William D. Tate, #100, Grapevine, Texas 76051.
(1)	David M. Taffet is a managing member of Infusion Capital Partners, LLC, a consultant to the Company under a certain investment banking, merger and acquisition agreement.
(2)	John M. Gerber served as Chairman of the Board of the Company until March 2002.
(3)	Sissel Eckenhausen was formerly President, CEO and a director of the Company.
(4)	Clifford L. Neuman is a principal of Neuman & Drennen, LLC, a law firm that serves as legal counsel to the Company.
(5)	Assumes the Selling Shareholder sells all the shares offered for sale under this Prospectus.

PLAN OF DISTRIBUTION

       The Selling Securityholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices or at negotiated prices, in one or more of the following kinds of transactions:
*	A block trade in which a broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
*	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account.
*	Ordinary brokerage transactions and transactions in which a broker solicits a buyer.
*	In privately negotiated transactions not involving a broker or dealer.
*	Transactions in the over-the-counter market;
*	Transactions on a stock exchange that lists our common stock, or transactions negotiated between Selling Securityholder and purchasers, or otherwise.

       Broker-dealers or agents may purchase shares directly from the Selling Securityholders or sell shares to someone else on behalf of the Selling Securityholders. Broker-dealers may charge commissions to both Selling Securityholders selling common stock and purchasers buying shares sold by the Selling Securityholders. If a broker buys shares directly from the Selling Securityholders, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Securityholders for the resale.

       To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

       In addition to any other applicable laws or regulations, the Selling Securityholders must comply with regulations relating to distributions by the Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended.

       Some states may require that registration, exemption from registration or notification requirements be met before the Selling Shareholders may sell their common stock. Some states may also require the Selling Securityholders to sell their common stock only through broker-dealers.

       The shares are offered by the Selling Shareholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by this prospectus; however, that the Selling Shareholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares.

DESCRIPTION OF SECURITIES

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       We are authorized to issue up to 850,000,000 shares of $.002 par value common stock and up to 20,000,000 shares of $.10 par value preferred stock. As of September 18, 2002, 3,735,158 shares of common stock were issued and outstanding.
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Common Stock

       Each holder of our common stock is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

       We are authorized to issue up to 20,000,000 shares of $.10 par value preferred stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time to time by our Board of Directors without further stockholder approval. In establishing a series, our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

       Although we currently do not have any plans to designate a series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of common stock. Common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

Transfer Agent and Registrar

       The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Reports to Shareholders

       We intend to furnish annual reports to shareholders that will include certified financial statements reported on by our certified public accountants. In addition, we may issue unaudited quarterly or other interim reports to shareholders as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

LEGAL PROCEEDINGS

       The Company has been named as a defendant in a civil action filed in the Supreme Court of the State of New York, County of Onondaga on May 21, 1999. The lawsuit was brought by EkleCo, as plaintiff, against the Company, and asserts claims against the Company for rent and other sums due under the Company's commercial lease for its retail store located in the Palisades Center in West Nyack, New York. The Company denies liability and has asserted substantial counter claims against the landlord based upon breach of contract, false representation and fraud in the inducement in the Company's entering into the lease. The Company has retained local legal counsel and intends to vigorously defend the action and prosecute its counterclaims. Based upon its assessment of the facts and consultations with legal counsel, management of the Company believes that the likelihood of a material adverse outcome in the matter is remote.

       On June 20, 2000, Yurman Design, Inc. filed a civil action in the U.S. District Court for the Southern District of New York in which it asserted claims against us for copyright infringement, trademark infringement, trade dress infringement and unfair competition. We filed an answer denying any liability. As a result of a court-supervised settlement conference, conducted in April 2002, we reached an agreement in principle to settle the case. Under the terms of the agreement in principle, the case will be dismissed in exchange for our agreement to eliminate certain jewelry items from our inventory, agree to certain restrictions concerning our future sale of certain jewelry items and our agreement to pay Yurman Designs a cash settlement beginning January 2003. As of the date of this report, settlement documents are being prepared for circulation and review, which we anticipate may be subject to a covenant of confidentiality. Based upon the current status of the matter, we believe that the case will be settled substantially in accordance with the foregoing terms and as a result there does not exist a risk of a materially adverse outcome.

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       On April 5, 2001, Aladdin Bazaar, LLC, the landlord for our store located in the Aladdin Hotel and Casino in Las Vegas, Nevada, filed an Application for Summary Eviction and a complaint against us asserting breach of contract, unjust enrichment, breach of the implied covenant of good faith and fair dealing, and unlawful detainer/summary eviction. The Aladdin was claiming past due rents of approximately $85,000. On April 15, 2001, we filed an Answer and Counterclaim asserting fraud, intentional misrepresentation, negligent misrepresentation, breach of the implied covenant of good faith and fair dealing, and unjust enrichment. On April 23, 2001 the court denied Aladdin's Application for Summary Eviction finding that we had put forth evidence to establish a sufficient legal defense to the unlawful detainer and ordered that all further proceedings would be conducted through the pending litigation. In addition, the court ordered we pay approximately $35,000 of the Aladdin's $85,000 claim for past due rent, and to pay 50 percent of $11,812 minimum monthly rent and 100 percent of the additional rent (approximately $2,500) per month during the pendency of the litigation. In August 2002, the landlord offered a settlement which was favorable to Premier and was essentially the same terms of settlement proposed by Premier in December 2001. Premier has signed a summary of amendments to be made to the existing lease and is currently awaiting final amended lease documents from the landlord. The settlement forgives all previously accrued additional rents, requires the payment by Premier of approximately $3,000 in disputed pre-opening expense and reduces future initial lease payments to the amount currently being paid. Premier will realize an expense reduction when the final lease amendment is executed of approximately $30,000 as a result of reversing its current accrued rent.

       On August 16, 2002, LaSalle U.S. Realty Income Growth Fund, Inc. filed a civil action in U.S. District Court in Colorado to recover the seven months remaining on the lease for the former corporate offices of the Company. Premier's counsel is currently in negotiations with the landlord's counsel to reach a settlement. Management of the Company is of the opinion that the accrual which they have made will cover any remaining liability under the lease.
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LEGAL MATTERS

       Neuman & Drennen, LLC of Boulder, Colorado, will pass upon the validity of the issuance of the common stock offered hereby for the Company. Clifford L. Neuman, a partner in the firm of Neuman & Drennen, LLC, is the beneficial owner of 12,150 shares of the Company's common stock.

EXPERTS

       The financial statements of the Company as of January 27, 2002 and for the fiscal years ended January 27, 2002 and January 28, 2001 are included herein in reliance on the reports of Hein + Associates LLP, independent certified public accountants, and upon the authority of that firm as experts in auditing and accounting.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell warrants or common stock and is not soliciting an offer to buy warrants or common stock in any state where the offer or sale is not permitted.

PREMIER CONCEPTS, INC.

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TABLE OF CONTENTS
	Page
Prospectus Summary	2
Risk Factors	3
Where You Can Find More
Information	6
Forward-Looking Statements	6
Use of Proceeds	7
Selling Shareholders	8	Prospectus
Plan of Distribution	10
Description of Securities	12
Legal Proceedings	13
Legal Matters	13
Experts 	13	September ___, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:
Printing Expenses	500.00
Accounting Fees and Expenses	1,000.00
Legal Fees and Expenses	5,000.00
Miscellaneous	1,500.00
Total	$ 8,000.00

Item 15.     Indemnification of Directors and Officers.

       The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

       Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:
7-109-101. Definitions. As used in this article:

(1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

(3) "Expenses" includes counsel fees.

(4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

(5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

(6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
(7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.
7-109-102. Authority to indemnify directors.
(1)

Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a) The person conducted himself or herself in good faith; and
(b) The person reasonable believed:
(I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and
(II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
(c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.
(2)

A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3)

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)	A corporation may not indemnify a director under this section:
(a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5)	Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104. Advance of expenses to directors.
(1)	A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
(a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

(b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

(c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.
(2)

The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3)	Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.
7-109-105. Court-ordered indemnification of directors.
(1)

Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

(b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106. Determination and authorization of indemnification of directors.
(1)

A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

(2)	The determinations required by subsection (1) of this section shall be made:

(a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3)

If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

(a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b) By the shareholders.
(4)

Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107. Indemnification of officers, employees, fiduciaries, and agents.
(1)	Unless otherwise provided in the articles of incorporation:

(a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

(b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109. Limitation of indemnification of directors.
(1)

A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2)

Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

*     *     *

       Article XIII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

       Section 1.     A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended.

       Section 2.     Any repeal or modification of the foregoing Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

       Article XII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

       Section 2.     Indemnification of Officers, Directors and Others.
(a)	All officers and directors of the Corporation shall be entitled to indemnification to the maximum extent permitted by law or by public policy.
(b)	Any mandate for indemnification, whether by statute or order of Court, is to be expressly subject to the Corporation's reasonable capability of paying.
(c)

No person will be entitled to be reimbursed for expenses incurred in connection with a Court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

(d)

A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the Corporation is entitled to the same rights as if he were or had been made a party because he was a director.

(e)	To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director.

Item 16.     Exhibits.

       a.     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:
Exhibit No.	Title
5.1	Opinion of Neuman & Drennen, LLC*
10.2	Form of Common Stock Purchase Warrant *
23.1	Consent of Neuman & Drennen, LLC **
23.2	Consent of Hein + Associates LLP

____________________________
*	Previously filed
**	Included in Exhibit 5.1.

Item 17.     Undertakings.

       The undersigned Registrant hereby undertakes:

       1.     To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
*	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
*	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
*	Include any additional or changed material information on the plan of distribution.

       2.     That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       3.     To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       4.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       5.     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

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       Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre-Effective Amendment No. 1 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Dallas, State of Texas, on the 18th day of September, 2002.
PREMIER CONCEPTS, INC., a Colorado corporation By: /s/ Terry Washburn Terry Washburn, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Premier Concepts, Inc. and on the dates indicated.
Signature	Title	Date
/s/ Terry Washburn Terry Washburn	President, Chief Executive Officer, Chief Financial Officer and Director	9/18/02
/s/ William Nandor William Nandor	Director	9/18 /02
/s/ Gary Wolf Gary Wolf	Director	9/18 /02
/s/ Paul Johnson Paul Johnson	Director	9/18 /02

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